Exhibit 99.3

Second Quarter Fiscal 2016 Earnings Prepared Comments
Ashland released results for the quarter ended March 31, 2016, at approximately 5 p.m. EDT today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Wednesday, April 27, 2016, at 9 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results
As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights
Ashland’s second-quarter results reflect performance from all three commercial segments that either met or exceeded the outlooks provided at the beginning of the quarter. The chemicals group reported continued growth, and notable business wins from new technology applications, in several core end markets. In addition, Valvoline reported a record March quarter, with strong volume and earnings growth. Also as expected, Ashland’s second-quarter results reflect abating headwinds from foreign exchange, weak energy markets and the company’s decision to divest or exit certain non-core product lines.

In total, sales declined by approximately 8 percent to $1.25 billion. As expected, the aforementioned headwinds began to recede. The year-over-year effect on sales fell from $155 million in the first quarter of fiscal 2016 to approximately $60 million in the second quarter, representing approximately one half of the year-over-year sales decline. Ashland continues to expect these headwinds to recede further in the third quarter as the company largely laps the impact.

Ashland generated adjusted EBITDA of $274 million in the quarter. Adjusted EBITDA margin remained strong at 22.0 percent.

Ashland reported GAAP earnings of $1.38 per diluted share from continuing operations. After adjusting for key items, earnings per diluted share from continuing operations were $1.83 versus $2.03 in the year-ago period, reflecting a 10 percent decline from the prior year.

During the quarter, Ashland completed its previously announced $500 million accelerated share repurchase (ASR) agreement. The Company repurchased a total of approximately 5 million shares at an average volume-weighted price of approximately $99 per share. At this time, the company has no current plans to pursue additional share repurchases under the existing $1 billion share repurchase authorization which expires in December 2017.

Slide 4: Key Items Affecting Income
In total, three key items had a net unfavorable impact on EPS from continuing operations of $0.45 in the second quarter. These items were as follows:

•	$14 million after-tax charge composed of costs related to the Valvoline separation and restructuring charges related to office buildings and a manufacturing plant;
•	$11 million after-tax charge composed of losses associated with pension and other postretirement plan remeasurements;
•	$3 million after-tax charge related to a legal reserve.

The year-ago quarter included five key items with a net unfavorable impact on EPS from continuing operations of $0.64.

Slide 5: Adjusted Results Summary
Ashland’s sales totaled $1.25 billion for the quarter, down 8 percent when compared to the prior year, with the combined impact of headwinds from foreign currency translation (-2 percent), divestitures and exited product lines (-2 percent) and continued weakness in the energy market (-1 percent) accounting for more than half of that decline. Sales also declined year-over-year due to pricing adjustments related to lower raw material costs, which offset overall gains in volumes and product mix. Sales increased by 7 percent sequentially, reflecting normal seasonal patterns and receding headwinds. The average value of the Euro during the quarter was $1.10 compared to $1.13 in the prior-year quarter. Business mix continues to be favorable due to growth in our higher-margin businesses, contributing to overall gross margin improvement.

EBITDA margin remained strong at 22.0 percent. Overall business mix, disciplined pricing amid a favorable raw material cost environment and good cost execution drove the solid margin performance.

Outlook
For the second half of the year, the company's expectations for Adjusted EPS are aligned with current consensus estimates but notes that the effective tax rate could be higher if the income mix is North American driven.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary
Ashland Specialty Ingredients (ASI) Second-Quarter Performance Summary
ASI reported continued volume and share gains in core growth end markets such as pharmaceutical, hair care and coatings, where its differentiated products and technical expertise deliver value to customers. In addition, good cost control and strong price discipline contributed to earnings results that were at the upper end of the outlook provided at the beginning of the second quarter. ASI’s sales totaled $529 million, down 9 percent, with headwinds from foreign exchange, weak energy markets and the company’s decision to divest or exit certain non-core product lines accounting for more than half of that decline. However, on a sequential basis, sales grew 11 percent, reflecting normal seasonality patterns and receding headwinds. Adjusted EBITDA totaled $127 million and adjusted EBITDA margin remained strong at 24.0 percent.

Within Consumer Specialties, sales declined 6 percent, or a currency-adjusted 4 percent, versus the prior year. ASI continued to see good penetration of its value-added products sold into the pharmaceutical market, with currency-adjusted sales flat against a strong comparison in the year-ago quarter. Within personal care, sales declined a currency-adjusted 9 percent. This decline was due to some consumer trading down to lower-cost materials and customer destocking, particularly within oral and skin care, in emerging regions. However, customer demand in these regions began to improve as the quarter progressed. Hair care reported another solid quarter.

Within Industrial Specialties, sales declined 13 percent, or a currency-adjusted 12 percent. The previously mentioned headwinds accounted for the majority of this decline. The commercial team saw steadily improving end-market demand in the developed regions as the quarter progressed, offset by continued weakness in emerging regions. Energy sales declined 57 percent versus the prior year, but volumes appear to have stabilized. As previously outlined, ASI expects to begin lapping the energy headwind in the June quarter. Within the core architectural coatings end market, ASI captured new business from several large customers in North America and Asia, driven by new technologies and applications. As expected, adhesives returned to growth in the quarter.

Outlook
Looking ahead to the third quarter of fiscal 2016, which is typically ASI’s strongest seasonal period, the company expects sales to increase sequentially reflecting these seasonal patterns, receding headwinds and sales pipeline gains. Third-quarter sales are expected to be in the range of $555-$575 million and adjusted EBITDA is expected to be slightly ahead of last year.

Slide 7: Ashland Performance Materials – Adjusted Results Summary
Ashland Performance Materials (APM) Second-Quarter Performance Summary
APM reported solid results during the second quarter that exceeded the outlook provided at the beginning of the quarter. While volumes were generally soft within composites, overall margins were better than expected, reflecting pricing discipline amid a favorable raw material cost environment. This performance was offset by continued weak results within Intermediates & Solvents (I&S) where butanediol (BDO) volumes and pricing were a headwind to sales and earnings. These factors led to a 25 percent year-over-year decrease in EBITDA to $33 million.

Composites’ volumes in Europe continued to grow, consistent with the adoption of our value-added products into residential construction markets. Volume strength in Europe was offset by softness in other regions of the world, particularly China and Brazil, where slowing industrial growth was reflected in lower volumes. Sales to North American energy markets also remain weak. Overall composites sales declined 14% for the quarter. The majority of this decline was due to lower pricing reflecting lower raw-material costs.

Within I&S, overall results were generally consistent with our prior expectation that BDO margins would decline further in the second quarter reflecting more aggressive pricing in the marketplace. Overall I&S volumes and sales declined by 2 percent and 19 percent, respectively, when compared to the prior year.

Outlook
For the third quarter of fiscal 2016, the underlying performance of composites should remain solid, though we are starting to see the impact of rising raw material costs. We also believe that industrial weakness – particularly in China and Brazil – will persist. In total, we expect sales of between $235 and $250 million and EBITDA margin of 12-13 percent.

Slide 8: Valvoline – Adjusted Results Summary
Valvoline Second-Quarter Performance Summary
Valvoline reported strong second-quarter earnings with EBITDA rising 8 percent, to $115 million, versus the prior year. This marks the tenth consecutive quarter of year-over-year EBITDA growth as Valvoline continued to execute its strategy of investing in higher-return opportunities within its core lubricants business. Results were driven by solid lubricant volume growth across the business with particular strength among our retail customers serving the Do-It-Yourself (DIY) market due to expanded national retail distribution. Overall volume grew by 8 percent when compared to the prior-year quarter. Additionally, strong channel and product mix, robust same-store sales at Valvoline Instant Oil ChangeSM (VIOC) and continued margin management in a favorable raw material cost environment contributed to the earnings growth. In total, EBITDA margin increased by 200 basis points when compared to the prior year.

Volume to customers serving the DIY market grew by 8 percent, driven by strong seasonal promotions and expanded distribution arrangements with national retail accounts at Walmart and Menards. Mix was also favorable during the quarter driven by solid growth in Valvoline-branded lubricant sales.

At VIOC, same-store sales at company-owned sites grew by nearly 10 percent led by a nearly 6 percent increase in average oil changes per day (OCPD). Average ticket remained constant when compared to the prior year reflecting a 1 percent increase in premium oil changes and offset by slightly lower revenues from ancillary products and services. Over the past year, VIOC added 120 stores, bringing the total to 1,052 stores at the end of March. This increase includes the 89 stores acquired through the Oil Can Henry’s acquisition which closed on February 1st. The acquisition expands Valvoline’s geographic footprint into the Pacific Northwest of the US which is an attractive growth market. In addition, VIOC opened an additional 31 stores over the past year, of which 10 are company-owned and 21 are franchises.

Within Valvoline’s international channel, volume grew 10 percent driven by continued strong execution of our channel-building efforts. Foreign currency had a negative impact of $9 million to Valvoline’s overall sales and $1 million to Valvoline’s overall earnings in the second quarter, the majority of which was reflected in the international channel. However, the magnitude of these FX-related headwinds was reduced by nearly 50 percent when compared to the first quarter reflecting the expected headwind abatement.

Overall sales mix continued to improve, with U.S. premium-branded lubricant sales volume increasing to 44.6 percent during the quarter, a 390-basis-point increase from the prior year and a 160-basis-point increase from the first quarter of fiscal 2016.

Selling, general and administrative (SG&A) expenses totaled $92 million for the quarter compared to $84 million during the prior year. The increase was due primarily to promotional and advertising activity, expenditures related to digital infrastructure upgrades and employee costs.

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 8: Valvoline – Adjusted Results Summary
Outlook
For the third quarter, Valvoline expects continued strong performances across the business. Sales are expected to be approximately $500-$510 million in what is typically Valvoline’s seasonally strongest quarter. EBITDA margin is expected to be in the range of 23-24 percent.

Slide 9: Fiscal Second Quarter 2016 – Corporate Items
During the second quarter, Ashland generated adjusted corporate operating income of $1 million. Increases in corporate enterprise optimization expenses and legacy costs, including environmental, were offset by higher pension and OPEB income. We continue to expect adjusted corporate operating income in fiscal year 2016 of approximately $40-$50 million.

In the quarter, net interest expense was $43 million. We continue to expect full-year interest expense of approximately $170-$180 million in 2016.

Excluding key items, the effective tax rate for the quarter was 22 percent. For 2016, we continue to expect our adjusted effective tax rate to be at the upper end of the previously expected range of 24-26 percent. It should be noted that a number of variables can affect the rate from quarter to quarter. We will continue to share our expectations each quarter regarding the full-year rate.

Trade working capital for the quarter was 19.5 percent of sales. We continue to expect trade working capital as a percent of sales to be in the range of 19-20 percent in 2016.

Capital expenditures were $50 million in the quarter. For 2016, we continue to expect capital expenditures to be in a range of $320-$340 million reflecting previously announced capacity expansions to support growth within ASI’s key technology platforms in addition to increased investment in Valvoline’s digital infrastructure.

Free cash flow during the quarter was $134 million compared to $4 million during the previous year. The increase is due primarily to timing of cash tax payments and changes in working capital during the quarter. We continue to expect free cash flow for the full year to be in the range of $325-$350 million.

Ashland’s liquidity position remains very strong. At the quarter end, Ashland had approximately $1.8 billion of available liquidity, including $1.1 billion in cash. Nearly all of this cash is held outside the U.S.

During the quarter, Ashland completed its previously announced $500 million accelerated share repurchase (ASR) agreement. The Company repurchased a total of approximately 5 million shares at an average volume-weighted price of approximately $99 per share. At this time, the company has no current plans to pursue additional share repurchases under the existing $1 billion share repurchase authorization expiring in December 2017.

For EPS purposes, we expect weighted average diluted share count to be approximately 63 million shares for the third fiscal quarter.

End of Prepared Remarks